Exhibit 99.1

MSG NETWORKS INC. REPORTS

FISCAL 2016 SECOND QUARTER RESULTS

Fiscal 2016 second quarter revenues of $169.9 million

Fiscal 2016 second quarter AOCF of $78.7 million

Fiscal 2016 second quarter operating income of $72.9 million

NEW YORK, N.Y., February 5, 2016 - MSG Networks Inc. (NYSE: MSGN) today reported financial results for the fiscal second quarter ended December 31, 2015.

For the fiscal 2016 second quarter, MSG Networks Inc. generated revenues of $169.9 million, an increase of 2% as compared with the prior year period. Excluding the impact of a favorable affiliate revenue adjustment recorded in the prior year quarter, fiscal 2016 second quarter total company revenues increased 4%, as compared with the prior year period. In addition, the Company generated adjusted operating cash flow (“AOCF”) of $78.7 million, operating income of $72.9 million and income from continuing operations of $34.1 million.(1)

For the three months ended December 31, 2014, the reported financial results of MSG Networks Inc. reflect the results of the sports and entertainment businesses of The Madison Square Garden Company as discontinued operations. Please note that results from continuing operations for this period include certain corporate overhead expenses that MSG Networks Inc. did not incur in the fiscal 2016 second quarter and does not expect to incur in future periods, but do not meet the criteria for inclusion in discontinued operations. The reported financial results of MSG Networks Inc. for the three months ended December 31, 2015 reflect the Company’s results on a standalone basis, including the Company’s actual corporate overhead.

President and CEO Andrea Greenberg said, “We delivered solid results for the second quarter thanks to the strength of our two regional sports and entertainment networks, which feature highly valuable exclusive live content and other award-winning original programming. Further, we believe we are on track to deliver a substantial level of revenue and adjusted operating cash flow for the full fiscal year, as we remain confident in our ability to create long-term value for our shareholders.”

Fiscal Year 2016 Second Quarter Results
(In thousands, except per share data)	Three Months Ended
December 31,
2015
Revenues	$169,931
Adjusted operating cash flow	78,666
Operating income	72,923
Income from continuing operations	34,050
Diluted EPS from continuing operations	$0.45

1.	See definition of adjusted operating cash flow (“AOCF”) included in the discussion of non-GAAP financial measures on page 3 of this earnings release.

Summary of Reported Results from Continuing Operations

Fiscal 2016 second quarter total revenues of $169.9 million increased 2%, or $3.7 million, as compared with the prior year period. Affiliation fee revenue increased $3.3 million, primarily due to higher affiliation rates, partially offset by the impact of a low single digit percentage decrease in subscribers versus the prior year period and the absence of a favorable affiliate revenue adjustment recorded in the prior year period. The remaining increase in revenues was due to modest growth in advertising revenue, partially offset by a small net decrease in other revenue. Excluding the impact of the favorable affiliate revenue adjustment recorded in the prior year quarter, fiscal 2016 second quarter affiliation fee revenue increased $5.3 million and total company revenues increased $5.7 million, or 4%, both as compared with the prior year period.

Direct operating expenses of $71.5 million increased 21%, or $12.4 million, as compared with the prior year period. The increase was primarily due to higher rights fee expense, partially offset by other programming-related cost decreases. Higher rights fees expense includes a $12.0 million increase related to the new long-term media rights agreements with the New York Knicks and New York Rangers. Assuming the new media rights fees with the New York Knicks and New York Rangers were in place during the prior year second quarter, direct operating expenses of $71.5 million in the current year period would have represented an increase of 1%, or $0.4 million.

Selling, general and administrative expenses of $22.4 million decreased 49%, or $21.6 million, as compared with the prior year period, primarily due to the absence of certain corporate overhead expenses included in the results of the prior year second quarter. As noted above, fiscal 2015 second quarter reported results from continuing operations include certain corporate expenses that MSG Networks Inc. did not incur during the current year second quarter and does not expect to incur in future periods. Partially offsetting this decrease in expenses are corporate costs which were incurred during the fiscal 2016 second quarter by MSG Networks Inc. as a standalone public company as well as incremental net expenses related to the Company’s advertising sales representation agreement with The Madison Square Garden Company.

Adjusted operating cash flow of $78.7 million increased 14%, or $10 million, as compared with the prior year period, primarily due to lower selling, general and administrative expenses and, to a lesser extent, higher revenue, partially offset by higher direct operating expenses.

Operating income of $72.9 million decreased 12%, or $9.5 million, as compared with the prior year period, primarily due to the absence of a $23.8 million gain on the sale of Fuse, and partially offset by the increase in AOCF as discussed above.

About MSG Networks Inc.

MSG Networks Inc. is an industry leader with two award-winning regional sports and entertainment networks, MSG Network (MSG) and MSG+, as well as the live streaming and video on demand platform, MSG GO. The networks are home to nine professional sports teams, delivering live games of the New York Knicks; New York Rangers; New York Liberty; New York Islanders; New Jersey Devils; Buffalo Sabres; Major League Soccer’s Red Bulls and the Westchester Knicks, and exclusive non-game coverage of the New York Giants. Each year, the networks collectively telecast approximately 700 live sporting events - which also include college football and college basketball from top conferences - along with a full schedule of critically-acclaimed original programming. The gold standard for regional broadcasting, MSG Networks has won 129 New York Emmy Awards over the past eight years.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before 1) depreciation, amortization and impairments of property and equipment and intangible assets, 2) share-based compensation expense or benefit, 3) restructuring charges or credits and 4) gains or losses on sales or dispositions of businesses. The Company excluded the gain on sale of Fuse from AOCF as it is not indicative of the Company’s ongoing operating performance. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the Company without regard to either the distortive effects of fluctuating stock prices or the settlement of an obligation that is not expected to be made in cash.

We believe AOCF is an appropriate measure for evaluating the operating performance of our Company. AOCF and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to AOCF, please see page 5 of this release.

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

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Contacts:

Kimberly Kerns Communications (212) 465-6442	Ari Danes, CFA Investor Relations (212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at www.msgnetworks.com

Conference call dial-in number is 877-347-9170 / Conference ID Number 27981504

Conference call replay number is 855-859-2056 / Conference ID Number 27981504 until February 12, 2016

MSG NETWORKS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014
Revenues	$169,931	$166,220	$318,078	$308,890
Direct operating expenses	71,547	59,122	131,649	104,773
Selling, general and administrative expenses	22,370	44,012	63,488	81,805
Depreciation and amortization	3,091	4,445	7,770	8,730
Gain on sale of Fuse	—	(23,764)	—	(186,178)

Operating income	72,923	82,405	115,171	299,760
Other income (expense):
Interest expense, net	(9,164)	(527)	(10,485)	(1,048)

Income from continuing operations before income taxes	63,759	81,878	104,686	298,712
Income tax expense	(29,709)	(32,962)	(29,305)	(129,374)

Income from continuing operations	34,050	48,916	75,381	169,338
Income (loss) from discontinued operations, net of taxes	(137)	12,314	(161,154)	(35)

Net income (loss)	$33,913	$61,230	$(85,773)	$169,303

Earnings (loss) per share:
Basic
Income from continuing operations	$0.45	$0.63	$1.00	$2.18
Income (loss) from discontinued operations	—	0.16	(2.14)	—

Net income (loss)	$0.45	$0.79	$(1.14)	$2.18

Diluted
Income from continuing operations	$0.45	$0.63	$1.00	$2.16
Income (loss) from discontinued operations	—	0.15	(2.13)	—

Net income (loss)	$0.45	$0.78	$(1.13)	$2.16

Weighted-average number of common shares outstanding:
Basic	74,959	77,727	75,240	77,611
Diluted	75,373	78,252	75,639	78,271

Note: For the three months ended September 30, 2015 and for the three and six months ended December 31, 2014, the reported financial results of MSG Networks Inc. reflect the results of the sports and entertainment businesses of The Madison Square Garden Company as discontinued operations. Please note that results from continuing operations for these periods include certain corporate overhead expenses that MSG Networks Inc. did not incur in the fiscal 2016 second quarter and does not expect to incur in future periods, but do not meet the criteria for inclusion in discontinued operations.

MSG NETWORKS INC.

ADJUSTMENTS TO RECONCILE OPERATING INCOME

TO ADJUSTED OPERATING CASH FLOW

The following is a description of the adjustments to operating income in arriving at adjusted operating cash flow as described in this earnings release:

•	Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock units granted under our employee stock plans and non-employee director plans in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment and intangible assets in all periods.

•	Gain on sale of Fuse. This adjustment eliminates the pre-tax gain on the sale of Fuse.

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014
Operating income	$72,923	$82,405	$115,171	$299,760
Share-based compensation	2,652	5,626	6,899	8,002
Depreciation and amortization	3,091	4,445	7,770	8,730
Gain on sale of Fuse	—	(23,764)	—	(186,178)

Adjusted operating cash flow	$78,666	$68,712	$129,840	$130,314

MSG NETWORKS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	December 31, 2015	June 30, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$237,833	$203,768
Restricted cash	—	9,003
Accounts receivable, net	85,740	85,610
Net related party receivables	43,784	27,324
Prepaid expenses	12,135	43,238
Other current assets	2,093	3,514
Current assets of discontinued operations	—	125,896

Total current assets	381,585	498,353
Property and equipment, net	15,963	19,514
Amortizable intangible assets, net	45,853	47,583
Goodwill	424,508	424,508
Other assets	43,080	46,274
Non-current assets of discontinued operations	—	1,983,597

Total assets	$910,989	$3,019,829

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current Liabilities:
Accounts payable	$1,958	$11,359
Net related party payables	25,463	420
Current portion of long-term debt	88,664	—
Income taxes payable	127,414	—
Accrued liabilities:
Employee related costs	6,828	19,504
Other accrued liabilities	19,798	18,101
Deferred revenue	8,077	4,971
Current liabilities of discontinued operations	—	520,179

Total current liabilities	278,202	574,534
Long-term debt, net of current portion	1,449,052	—
Defined benefit and other postretirement obligations	29,168	28,476
Other employee related costs	4,690	5,318
Related party payable	1,652	—
Other liabilities	3,850	5,951
Deferred tax liability	358,244	351,734
Non-current liabilities of discontinued operations	—	330,294

Total liabilities	2,124,858	1,296,307

Commitments and contingencies
Stockholders’ Equity (Deficiency):
Class A Common stock, par value $0.01, 360,000 shares authorized; 61,226 and 62,207 shares outstanding as of December 31, 2015 and June 30, 2015, respectively	643	643
Class B Common stock, par value $0.01, 90,000 shares authorized; 13,589 shares outstanding as of December 31, 2015 and June 30, 2015	136	136
Preferred stock, par value $0.01, 45,000 shares authorized; none outstanding	—	—
Additional paid-in capital	—	1,084,002
Treasury stock, at cost, 3,033 and 2,052 shares as of December 31, 2015 and June 30, 2015, respectively	(217,812)	(143,250)
Retained earnings (accumulated deficit)	(991,014)	807,563
Accumulated other comprehensive loss	(5,822)	(25,572)

Total stockholders’ equity (deficiency)	(1,213,869)	1,723,522

Total liabilities and stockholders’ equity (deficiency)	$910,989	$3,019,829

MSG NETWORKS INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

Summary Data from the Statements of Cash Flows

	Six Months Ended December 31,
	2015	2014
Net cash provided by operating activities from continuing operations	$118,860	$29,710
Net cash provided by (used in) investing activities from continuing operations	(1,950)	225,204
Net cash used in financing activities from continuing operations	(33,576)	(7,331)

Net cash provided by continuing operations	83,334	247,583

Net cash provided by (used in) discontinued operations	(64,186)	39,086

Cash and cash equivalents at beginning of period	218,685	92,251

Cash and cash equivalents at end of period	$237,833	$378,920

Free Cash Flow

	Six Months Ended December 31,
	2015	2014
Net cash provided by operating activities from continuing operations	$118,860	$29,710
Less: Capital expenditures	(1,950)	(2,859)

Free cash flow	$116,910	$26,851

Capitalization

December 31, 2015
Cash and cash equivalents	$237,833
Credit facility debt(a)	1,550,000

Net debt	$1,312,167

Annualized AOCF(b)	$314,664

Leverage ratio(c)	4.2x

(a)	Represents aggregate principal amount of the debt.
(b)	Represents reported AOCF for the fiscal 2016 second quarter multiplied by four.
(c)	Represents net debt divided by Annualized AOCF for the three month period ending December 31, 2015. This ratio differs from the covenant calculation contained in the Company’s credit facility.

Note: MSG Networks Inc. expects to make its first principal payment of $50 million on or before March 31, 2016. In addition, the Company’s tax payment obligation for the quarter ending March 31, 2016 will reflect a one-time tax payment of approximately $152 million related to certain historical activities of the Company’s former subsidiary, The Madison Square Garden Company.